Exhibit 10.1

[Pitney Bowes Letterhead]

EXECUTION VERSION

October 25, 2024

Lance Rosenzweig

[******]

Dear Lance:

I am pleased to confirm your promotion to permanent Chief Executive Officer (“CEO”) of Pitney Bowes Inc. (“Company”), continuing to report directly to the Company’s Board of Directors (the “Board”), with your service as CEO beginning on October 25, 2024 (the “Start Date”). In connection with your promotion, upon the Start Date you will immediately vest in 266,618 of your previously granted performance-based restricted stock units (“Interim PSUs”) which reflects the current estimated performance level and forecasted achievement through the end of the 3rd fiscal quarter, subject to Board discretion, pro-rated for your period of service as Interim CEO through your Start Date. In addition, upon the Start Date you will immediately vest in 55,673 shares of the 75,615 time-based restricted stock units (“Interim RSUs”) that would otherwise vest on November 18, 2024, reflecting your period of service between applicable vesting dates. By signing this letter agreement, you acknowledge and agree that any remaining Interim PSUs and Interim RSUs outstanding as of October 24, 2024 (other than as provided in this paragraph) will be forfeited for no additional consideration as of the date hereof.

Subject to Board approval, the terms of your annual compensation and benefits package beginning on your Start Date will be as follows:

1.	Base annual salary of $500,000, paid in accordance with the Company’s regular payroll policies, less applicable withholdings and other payroll deductions.

2.

A target annual bonus of $500,000 (“Target Bonus”) for the period beginning on your Start Date which may be earned based on achievement of applicable performance goals established by the Board ranging from between 50% (threshold) and 200% (maximum) of the Target Bonus, subject to your continued employment with the Company through the date of payment. Your Target Bonus will be subject to the terms and conditions of the Company’s annual incentive compensation plan.

3.

A one-time equity grant of 200,000 restricted stock units (“RSUs”), to be granted within the 10 business days following your Start Date. The RSUs will vest in four equal installments with 25% vesting on your Start Date, 25% vesting on January 24, 2025; 25% vesting on April 23, 2025; and the final 25% vesting on July 22, 2025.

4.

A one-time equity grant of 300,000 PSUs (“CEO Target PSUs”) to be granted within the 10 business days following your Start Date. The CEO Target PSUs will vest, if at all, based on the achievement of certain performance criteria established by the Board, in its reasonable discretion, ranging from between 50% (threshold) to 150% (target) and 200% (maximum) of the CEO Target PSUs with performance calculated over a one-year performance period, subject to your continuing employment with the Company to the one-year anniversary of the date hereof. The Board will establish such performance criteria, following consultation with you, as soon as practicable following your Start Date.

5.

A one-time grant of 1,500,000 stock options (“Options”) to be granted within the 11 business days following your Start Date. Such Options will be immediately exercisable for the duration of the 18th month period following your Start Date. Such Options will have an exercise price of $9; provided however, in the event the fair market value of the Company’s common stock on the date of grant of such Options exceeds $9, in-lieu of the Options you will receive either the awards set forth in clause a. or the award set forth in clause b. below:

a.

If the fair market value of the Company’s common stock is between $9.01 and $11, (i) an additional 180,000 PSUs (subject to the same terms and conditions as the CEO Target PSUs) and (ii) 1,250,000 stock options to be immediately exercisable for the duration of the 18th month period following your Start Date, subject to earlier expiration upon a termination of employment or service and subject to forfeiture (whether or not exercised) upon your termination of employment for a period of one year following the date of grant; or

b.	If the fair market value of the Company’s common stock is above $11, an additional 350,000 PSUs (subject to the same terms and conditions as the CEO Target PSUs).

6.

Any Options, RSUs or CEO Target PSUs granted pursuant to this letter agreement shall, subject to approval of the Board, be subject to the terms and conditions mutually agreed by you and the Company prior to the date hereof and reflected in the award agreements thereof. In addition, and notwithstanding anything herein to the contrary, to the extent the terms and conditions of any equity award described in this Agreement would violate the terms of the Company’s 2024 Stock Plan, the terms and conditions of such awards will be modified to the limited extent necessary to comply with the Company’s 2024 Stock Plan.

7.

Any adjustments to the performance metrics of any of your long-term incentive awards due to any sale of assets or units of the Company will be determined in a reasonable manner by the Board following consultation with you.

8.

As of your Start Date, you will continue to serve as a member of the Board for no additional consideration. Should you cease to be the Company’s CEO for any reason, you shall tender your resignation from the Board and the Board shall decide whether to accept such resignation.

During your employment with the Company you will be entitled to participate in any employee benefit plan, perquisite or arrangement offered to similarly-situated senior executives at your compensation band level, including, for the avoidance of doubt, the Pitney Bowes Severance Pay Plan and the Senior Executive Severance Policy, subject in each case to the applicable terms and conditions of the applicable plan or program as in effect from time to time. Any shares received, after applicable withholding for taxes, pursuant to the RSUs, CEO Target PSUs or Options must be held by you for a period of one year following delivery of the shares; provided, however, that such one-year restriction will not apply to any shares received pursuant to the Interim PSUs or the Interim RSUs and will cease to be in effect upon a termination of your employment with the Company for any reason or upon a change of control of the Company. Any shares received, after applicable withholding for taxes, pursuant to the Interim PSUs, Interim RSUs, RSUs, CEO Target PSUs or Options shares will be subject to any share retention policy of the Company with respect to its officers or directors.

In addition, you will be entitled to reimbursement of up to $30,000 for reasonable legal fees in connection with the negotiation of the terms of your employment as CEO, subject to documentation of such fees pursuant to Company policy.

Your employment will be at-will and can be terminated by you or the Company at any time and for any reason. In accepting this offer, you agree that you have relied only on the terms set forth above and in the attached Terms and Conditions, and not on any other representation or statement made by a Company employee, agent or representative. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs.

This offer is subject to the terms set forth in the attached document, Terms and Conditions.

Sincerely,

PITNEY BOWES, INC.

/s/ Lauren Freeman-Bosworth
Name: Lauren Freeman-Bosworth
Title: EVP, General Counsel & Corporate Secretary

AGREED AND ACCEPTED:

/s/ Lance Rosenzweig
Lance Rosenzweig

Dated: October 28, 2024

Terms and Conditions

1.	As a condition of employment, you will be required to enter into and comply with a Proprietary Interest Protection Agreement in a form acceptable to the Company.

2.

As a condition of your employment, you will be required to enter into and comply with a PB Resolve Agreement. The PB Resolve Agreement requires, among other provisions, that all covered disputes you may have with the Company, and that the Company may have with you, be submitted to the Company’s alternate dispute resolution process (“PB Resolve”), which includes full and final resolution of disputes through a four-step process, ending with binding arbitration.

3.	As an express condition of employment, applicable Company policies, including the Pitney Bowes Drug Free Workplace and Substance Policy Statement dated June 1, 1989.

4.	You will provide the proper documents and information to complete required immigration control forms (1-9) within three business days of your Start Date.

5.

You will not provide to Pitney Bowes, nor use in your employment with Pitney Bowes, any documents or any confidential information concerning any business, technical or other matters of which you might be aware as a result of your former employment, or from any other party. If at any time you are in doubt about whether or not to bring with you any information or disclose any such information, you should resolve the situation by not disclosing or discussing any such information. Violation of this important instruction will be grounds for immediate dismissal.

6.

You have advised us that you are not under any current or former agreement that prohibits you from being employed by Pitney Bowes or from performing any of the job duties and responsibilities for the position you are being offered. You understand that in the event such an agreement exists, Pitney Bowes has the right to end your employment or contest the agreement at its sole discretion. In addition, you understand and agree that your employment is “at-will”, which means that you or Pitney Bowes can end your employment at any time for any reason.